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                                                                      EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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                                     Period from                  Fiscal Year Ended            Three Months Ended
                                inception (September 20,             January 31,                    April 30,
                                  1993) to January 31,        --------------------------    --------------------------
                                          1994                   1995           1996           1995           1996
                                ------------------------      -----------    -----------    -----------    -----------
Weighted average and common
 shares outstanding..........          9,600,000                9,600,000      9,600,000      9,600,000      9,600,000
Effect of options granted
 within one year prior to
 the offering, based on the
 treasury stock method.......            710,308                  710,308        710,308        710,308        710,308

  Total......................         10,310,308               10,310,308     10,310,308     10,310,308     10,310,308

Net income (loss)............         $  (75,739)             $(1,065,309)    $  700,460     $  305,663     $ (184,382)

Net income (loss)
 per common share............         $     (.01)             $      (.10)    $      .07     $      .03     $     (.02)
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